ARTICLES OF AMENDMENT
                                       OF
                          GUM TECH INTERNATIONAL, INC.

Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the corporation hereinafter named (the "Corporation") does hereby adopt the following Articles of Amendment.

1.  The name of the Corporation is Gum Tech International, Inc.

2. Article IV of the Articles of Incorporation of the Corporation is hereby amended so as henceforth to read as follows:

         "The total number of shares of capital stock that may be issued by the Corporation is Twenty One Million (21,000,000). Of these 21,000,000 shares, Twenty Million (20,000,000) shares shall be designated "Common Stock" and One Million (1,000,000) shares shall be designated "Preferred Stock." Subject to any prior rights of the shares of the Preferred Stock, each share of Common Stock shall be entitled to one vote per share and shall be entitled to receive the net assets of the Corporation upon dissolution. The Board of Directors shall have the authority to amend the Corporation's Articles of Incorporation, without the need for shareholder approval, to designate the rights and preferences of the shares of Preferred Stock and to otherwise take any other action with respect to such shares of Preferred Stock as is allowed by Section 16-10a-602(1) of the Act."

3. The date of adoption of the aforesaid amendment was July 17, 1998.

4. The designation, the number of outstanding shares, the number of shares entitled to be cast by the voting group entitled to vote on the said amendment, and the number of votes of the voting group indisputably represented at the meeting at which the said amendment was approved are as follows:

         (a)      Designation of voting group: Common Stock

         (b)      Number of outstanding shares of voting group: 6,136,460

         (c) Number of shares of voting group entitled to vote on the amendment: 6,136,460

         (d) Number of shares of voting group indisputably represented at the meeting: 5,707,136

5. The total number of votes cast for and against the said amendment by the voting group entitled to vote on the said amendment is as follows:
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         (a)      Designation of voting group: Common Stock

         (b)      Number  of  votes of  voting  group  cast  for the  amendment:
                  5,343,040

         (c)      Number of votes of voting  group cast  against the  amendment:
                  317,861

6. The said number of votes cast for the said amendment was sufficient for the approval thereof by the said voting group.


Executed on December __, 1998.

                                        GUM TECH INTERNATIONAL, INC.


                                        By __________________________________
                                        Name of officer:  William Hemelt
                                        Title of officer:  CFO